Exhibit 3.1.1

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
RAYMOND JAMES FINANCIAL, INC.

Article IV of the Articles of Incorporation of Raymond James Financial, Inc. was amended at the Annual Meeting of the Shareholders of Raymond James Financial, Inc. held on February 17, 2005.

1.	The name of the Corporation is Raymond James Financial, Inc.

2.	Article IV of the Articles of Incorporation of Raymond James Financial, Inc. was amended to read, in its entirety, as follows:

ARTICLE IV
Stock Clause

Shares Authorized. The aggregate number of shares of stock which this Corporation shall have authority to issue shall be one hundred eighty million (180,000,000) shares of common stock, each with a par value of one cent ($.01) and ten million (10,000,000) shares of preferred stock, each with a par value of ten cents ($.10).

3.	The foregoing amendment was approved and adopted by the shareholders at the Annual Meeting of Shareholders held on February 17, 2005.

4.	The holders of common stock of the Corporation were entitled to vote on the amendment. The number of votes cast for the amendment by the holders of common stock was sufficient for approval.

IN WITNESS WHEREOF, we have duly executed this Certificate for and on behalf of the Corporation this 17th day of February, 2005.

                          RAYMOND JAMES FINANCIAL, INC.

By: /s/ Chet Helck
Chet Helck, President

By: /s/ Paul L. Mateck
Paul L. Matecki
Assistant Secretary
(Corporate Seal)

STATE OF FLORIDA
COUNTY OF PINELLAS

I hereby certify that on the 24th day of February, 2005, before me personally appeared Chet Helck, known to me to be the President of Raymond James Financial, Inc., who executed the foregoing Articles of Amendment to Articles of Incorporation, and has acknowledged before me the execution thereof to be his free act and deed as such, for the use and purposes therein mentioned.

/s/ Linda G. Whelpley
Notary Public

My Commission expires:

LINDA G. WHELPLEY
Notary Public, State of Florida
My comm. exp. Dec. 20th, 2008
Comm. No. DD 367334

STATE OF FLORIDA
COUNTY OF PINELLAS

I hereby certify that on the 17th day of February, 2005, before me personally appeared Paul L. Matecki, known to me to be the Assistant Secretary of Raymond James Financial, Inc., who executed the foregoing Articles of Amendment to Articles of Incorporation, and has acknowledged before me the execution thereof to be his free act and deed as such, for the use and purposes therein mentioned.

/s/ Deborah A. Hawke
Notary Public

My Commission expires:

DEBORAH A. HAWKE
Notary Public, State of Florida
My comm. exp. Aug. 20th, 2007
Comm. No. DD 236901